Exhibit 99.1

Press Contact:	Dave Farmer
dave.farmer@emc.com
508-293-7206

Zane Rowe Joins EMC Corporation As
Chief Financial Officer

HOPKINTON, Mass. - October 1, 2014 - EMC Corporation (NYSE:EMC) today announced that Zane Rowe has joined the company as Executive Vice President and Chief Financial Officer reporting to Joe Tucci, EMC Chairman and CEO. Rowe now assumes all internal and external financial responsibilities for EMC’s consolidated business.

Prior to joining EMC, Rowe had a successful 19-year financial and corporate strategy career first at Continental Airlines where he rose to the role of Executive Vice President and Chief Financial Officer. Following that, he was CFO at United Continental Holdings, Inc. Analysts surveyed by Institutional Investor magazine named Rowe one of the top two CFOs in the airline industry. Following United Continental Holdings, Rowe joined Apple where he served as head of North America Sales reporting directly to Apple CEO Tim Cook.

Tucci commented, “Zane brings to EMC a unique blend of extremely valuable skills and experience both as a world-class CFO in complex, multi-business environments and as a highly- accomplished corporate strategist. We look forward to having Zane as a key member of the EMC executive leadership team.

“I also would like to applaud David Goulden for his extraordinary achievements carrying out dual roles as our longtime and highly-respected CFO of EMC Corporation and, more recently, also as our CEO of EMC Information Infrastructure. Very few executives in the world operate as successfully and professionally at that level and scale.”

David Goulden, CEO of EMC Information Infrastructure added, “I very much look forward to working closely with Zane as we execute the process of transitioning CFO responsibilities. EMC stands at the forefront of an opportunity the IT industry sees only once every few decades. We are thrilled to have an executive of Zane’s caliber to help further EMC’s competitive position as one of the IT industry’s clear winners in the years ahead. I now look forward to turning my attention more fully to EMC Information Infrastructure to further its growth potential and to serve its worldwide customer base with best-in-class products, services and solutions.”

Rowe added, “I am incredibly excited to join EMC at this unprecedented time in IT history. EMC has built, and continues to build, tremendous long-term value for stakeholders. EMC and the power of the EMC federation are unique enablers for this transformation, and it’s my great pleasure to work alongside many of the industry’s most respected leaders.”

About EMC

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

###

EMC is a registered trademark of EMC Corporation in the United States and/or other countries. All other trademarks used are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) component and product quality and availability; (vi) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (ix) the ability to attract and retain highly qualified employees; (x) insufficient, excess or obsolete inventory; (xi) fluctuating currency exchange rates; (xii) threats and other disruptions to our secure data centers or networks; (xiii) our ability to protect our proprietary technology; (xiv) war or acts of terrorism; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.